EXHIBIT 2.1






                 AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


                                  BY AND AMONG


                         SURGICAL SAFETY PRODUCTS, INC.

                                    OIX INC.

                                       AND

                                 C5 HEALTH, INC.


                               September 15, 2001




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                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I   MERGER.............................................................1
1.1.     THE MERGER        ....................................................1
1.2.     THE EFFECTIVE TIME OF THE MERGER......................................1
1.3.     EFFECT OF MERGER......................................................2
1.4.     ARTICLES OF INCORPORATION AND BYLAWS OF SURVIVING CORPORATION.........2
1.5.     TAKING OF NECESSARY ACTION............................................2

ARTICLE II  CONVERSION AND EXCHANGE OF SECURITIES..............................2
2.1.     Conversion of Shares       ...........................................2
2.2.     Exchange of Stock Certificates Representing Company Capital Stock.....5
2.3.     Shares of Dissenting Shareholders.....................................6
2.4.     Number of Shares to be Exchanged......................................6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................7
3.1.     ORGANIZATION, GOOD STANDING AND QUALIFICATION.........................7
3.2.     ARTICLES OF INCORPORATION AND BYLAWS..................................7
3.3.     CORPORATE AUTHORITY...................................................7
3.4.     CAPITALIZATION........................................................8
3.5.     VALID AND BINDING AGREEMENT...........................................8
3.6.     NO BREACH OF STATUTE OR CONTRACT......................................8
3.7.     FINANCIAL INFORMATION.................................................9
3.8.     ABSENCE OF UNDISCLOSED LIABILITIES...................................10
3.9.     ABSENCE OF CERTAIN CHANGES...........................................10
3.10.    TAX MATTERS..........................................................10
3.11.    LITIGATION...........................................................10
3.12.    TITLE TO PROPERTIES; LIENS AND ENCUMBRANCES..........................10
3.13.    INTELLECTUAL PROPERTY................................................10
3.14.    COMPLIANCE WITH CONTRACTS............................................11
3.15.    COMPLIANCE WITH ENVIRONMENTAL LAWS...................................11
3.16.    BROKERS OR FINDERS...................................................11
3.17.    CONSENTS.............................................................12
3.18.    UNTRUE OMITTED FACTS.................................................12

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.........12
4.1.     Organization, Good Standing and Qualification........................12
4.2.     Certificate of Incorporation and Bylaws..............................12
4.3.     Corporate Authority..................................................12
4.4.     Subsidiary...........................................................13
4.5.     Capitalization.......................................................13
4.6.     Valid and Binding Agreement..........................................13
4.7.     No Breach of Statute or Contract.....................................13
4.8.     SEC Reports and Financial Statements.................................14
4.9.     Absence of Undisclosed Liabilities...................................14


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4.10.    Absence of Certain Changes...........................................15
4.11.    Tax Matters..........................................................15
4.12.    Litigation...........................................................15
4.13.    Title to Properties; Liens and Encumbrances..........................15
4.14.    Intellectual Property................................................15
4.15.    Compliance with Contracts............................................16
4.16.    Compliance with Environmental Laws...................................16
4.17.    Brokers or Finders...................................................16
4.18.    Consents.............................................................16
4.19.    Issuance of Acquiror Common Stock....................................16
4.20.    Untrue or Omitted Facts..............................................17
ARTICLE V   ADDITIONAL AGREEMENTS AND POST CLOSING EVENTS OF THE PARTIES......17
5.1.     Confidentiality......................................................17
5.2.     Publicity............................................................17
5.3.     Directors' and Officers' Insurance and Indemnification...............18
5.4.     Further Assurances...................................................19
5.5.     Tax Matters..........................................................19
5.6.     Employment Agreements................................................19
5.7.     Acquiror's Board of Directors........................................19
ARTICLE VI  CONDITIONS........................................................19
6.1.     Conditions to Each Party's Obligation to Effect the Merger...........19
6.2.     Conditions to Obligations of Acquiror and Merger Sub.................20
6.3.     Conditions to the Obligations of the Company.........................21
ARTICLE VII CLOSING...........................................................21
7.1.     Place and Date of Closing............................................21
7.2.     Actions at Closing...................................................22
ARTICLE VIII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.....................22
8.1.     Survival.............................................................22
8.2.     Indemnification by the Company.......................................22
8.3.     Indemnification by the Purchaser.....................................22
8.4.     Limitations of Liability.............................................22
8.5.     Defense of Claims....................................................23
ARTICLE IX  TERMINATION OF AGREEMENT..........................................24
9.1.     Termination..........................................................24
9.2.     Effect of Termination................................................24
ARTICLE X   COSTS.............................................................24
ARTICLE XI  PARTIES...........................................................24
11.1.    Parties in Interest..................................................24
11.2.    Notices..............................................................24
11.3.    Affiliates...........................................................26
ARTICLE XII MISCELLANEOUS.....................................................26
12.1.    Non-Assignability; Binding Effect....................................26
12.2.    Nonsurvival of Representations and Warranties........................26
12.3.    Schedules and Exhibits...............................................26
12.4.    Waiver...............................................................27


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12.5.    Independent Covenants................................................27
12.6.    Severability.........................................................27
12.7.    Entire Agreement.....................................................27
12.8.    Modifications and Amendments.........................................28
12.9.    Time of Essence......................................................28
12.10.   Governing Law........................................................28
12.11.   Exclusive Jurisdiction; Venue........................................28
12.12.   Waiver of Jury Trial.................................................28
12.13.   Construction.........................................................28
12.14.   Section Headings.....................................................28
12.15.   Counterparts.........................................................29
12.16    Attorneys Fees.......................................................29
12.17.   Arm's Length Negotiations............................................29
12.18.   Rules of Interpretation..............................................30






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LIST OF EXHIBITS AND SCHEDULES

         Exhibit            Description

         Exhibit A          Articles of Incorporation
         Exhibit B          The Company's Unaudited Financial Statements
         Exhibit C          Acquiror SEC Documents
         Exhibit D          Form of Employment Agreement
         Exhibit E          Registration Rights Agreement
         Exhibit F          Investment Representation Letters
         Exhibit G          Corporate Legal Opinion

         Schedule           Description

         Schedule 3.4       Capitalization
         Schedule 3.8       Absence of Undisclosed Liabilities
         Schedule 3.12      Title to Properties; Liens and Encumbrances
         Schedule 3.13      Intellectual Property
         Schedule 3.17      Consents
         Schedule 4.5       Capitalization
         Schedule 4.13      Title to Properties; Liens and Encumbrances
         Schedule 4.18      Consents
         Schedule 5.6       Employment Agreements




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                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated as of September __, 2001, is entered into by and among SURGICAL SAFETY PRODUCTS, INC., a New York company ("Acquiror"), OIX INC., a Florida corporation and wholly-owned subsidiary of Acquiror ("Merger Sub"), and C5 HEALTH, INC., a Delaware corporation (the "Company").

                                R E C I T A L S :

     WHEREAS, Acquiror, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the "Merger") pursuant to this Agreement and in accordance with the Florida Business Corporation Act ("Florida Law") and the Delaware Corporation Law ("Delaware Law"); and

     WHEREAS, the Board of Directors of Merger Sub and its parent, Acquiror have determined that the Merger is consistent with and in furtherance of the long term strategy of the Merger Sub and is fair to, and in the best interest of, the Merger Sub and Acquiror and the Board of Directors of Merger Sub and Acquiror as its shareholder have approved and adopted the Plan of Merger attached hereto as Exhibit A, this Agreement and the transactions contemplated thereby; and

     WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long term business strategy of the Company and is fair to, and in the best interest of, the Company and its shareholders and has approved and adopted the Plan of Merger attached hereto as Exhibit A, this Agreement and the transactions contemplated thereby, and recommended approval and adoption of this Agreement by the shareholders of the Company; and

     WHEREAS, it is intended that for federal income tax purposes the Merger qualify as a tax free reorganization within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and that for accounting purposes the Merger will be treated as a purchase.

     NOW, THEREFORE, in consideration of the foregoing and the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, the parties hereby agree as follows:

                                    ARTICLE I

                                     MERGER

     1.1. The Merger. In accordance with the provisions of, and subject to the terms and conditions of, this Agreement, Florida Law and Delaware Law, at the Effective Time (defined below), Merger Sub shall be merged with and into the Company, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     1.2. The Effective Time of the Merger. Subject to the provisions of this Agreement, Florida Law and Delaware Law, Articles of Merger and a Certificate of Merger with respect to the Merger shall be executed, delivered and filed with the Secretary of State of the State of Florida by Merger Sub and with the Secretary of State of the State of Delaware by the Company on the Closing Date (as hereinafter defined). The Merger shall become effective on the date and time set forth in the Articles of Merger and Certificate of Merger (the "Effective Time").



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     1.3.  Effect of Merger.  At the Effective  Time, the separate  existence of
Merger Sub shall cease and Merger Sub shall be merged with and into the Surviving Corporation, and the Surviving Corporation shall possess all of the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all the restrictions, disabilities and duties of a corporation and shall have such other effects as provided by Delaware Law.

     1.4. Articles of Incorporation and Bylaws of Surviving Corporation. From and after the Effective Time: (a) the Articles of Incorporation (the "Articles") of Acquiror and the Surviving Corporation shall be amended and restated as set forth in Exhibit A attached hereto; (the bylaws of Acquiror and the Surviving Corporation shall be amended and restated to conform to the bylaws of the Merger Sub in effect immediately prior to the Effective Time, unless and until altered, amended or repealed as provided in the Articles or such bylaws; (c) the three
(3) directors of Merger Sub immediately prior to the Effective Time shall be directors of the Surviving Corporation along with three (3) directors from the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, with William Danielozyk serving as Chairman of the Board and G. Michael Swor acting as Vice Chairman, in accordance with the Articles and the bylaws of the Surviving Corporation, as amended hereby, as applicable; (d) the three (3) directors of Acquiror immediately prior to the Effective Time shall be joined by three (3) directors of the Surviving Corporation, unless and until removed, or until their respective terms of office shall have expired, with William Danielczyk serving as Chairman of the Board and
G. Michael Swor acting as Vice Chairman, in accordance with the Articles and the bylaws of Acquiror, as amended hereby, as applicable; and (e) G. Michael Swor shall assume the post as Chief Executive Officer of Acquiror and the Surviving Corporation with Tim Novak assuming the role of President and Chief Operating Officer of Acquiror and the Surviving Corporation, both of whom serve with the other officers of the Surviving Corporation immediately prior to the Effective Time, each of whom will become an officer of Acquiror, unless and until removed, or until their respective terms of office shall have expired, as applicable.

     1.5. Taking of Necessary Action. Prior to the Effective Time, the parties hereto shall do or cause to be done all such acts and things as may be necessary or appropriate in order to effectuate the Merger as expeditiously as reasonably practicable, in accordance with this Agreement.

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

     2.1. Conversion of Shares.

     (a) Common Stock. At the Effective Time, each share of common stock, par value $0.0001 per share, of the Company ("Company Common Stock"), issued and outstanding immediately prior to the Effective Time other than Dissenting Shares shall, by virtue of the Merger

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and without any action on the part of the holder thereof,  be converted into and
represent  the  right  to  receive  _____   validly   issued,   fully  paid  and
nonassessable shares of common stock, par value $.001 per share ("Acquiror Common Stock"), of Acquiror (the "Merger Consideration"), the intention being that the shareholders of the Company shall receive in the aggregate the number of shares of Acquiror Common Stock equal to the number of shares of Acquiror Common Stock outstanding immediately prior to the Effective Time.

     (b) Merger Sub Shares. Each share of common stock, par value $.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, be converted into and represent the right to receive one (1) validly issued, fully paid and nonassessable share of the common stock, par value $ .001 per share, of the Surviving Corporation.

     (c) Shares Owned by Acquiror. Any shares of Company Capital Stock owned by Acquiror, Merger Sub or any other direct or indirect wholly-owned subsidiary of Acquiror shall, at the Effective Time, be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (d) No Further Rights in Company Capital Stock. On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented shares of Company Capital Stock (the "Stock Certificates") shall cease to have any rights as shareholders of the Company, except the right to receive the Merger Consideration set forth in this Article II and registration rights as provided herein for each share of Company Capital Stock held by them.

     (e) Fractional Shares. There are no fractional shares of Company Capital Stock issued and outstanding, therefore no fractional shares of Acquiror Capital Stock shall be issued pursuant hereto.

     2.2. Exchange of Stock Certificates Representing Company Capital Stock.

     (a) Exchange Agent. Immediately following the Effective Time, Acquiror shall deliver, in trust, to an exchange agent selected by Acquiror, which shall be Acquiror's transfer agent or such other party reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, certificates representing an aggregate number of shares of Acquiror Common Stock (such certificates for shares of Acquiror Capital Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this
Section 2.2 in exchange for shares of Company Common Stock. Acquiror shall pay all charges and expenses of the Exchange Agent.

     (b) Exchange Procedures. As soon as practicable after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record of a Stock Certificate (each a "Holder"): (i) a letter of transmittal which shall specify that delivery of such Stock Certificates shall be deemed to have occurred, and risk of loss and title to the Stock Certificates shall pass, only upon delivery of the Stock Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify; and
(ii) instructions for use in effecting the surrender of the Stock Certificates in exchange for certificates representing shares of



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Acquiror Capital Stock.  Upon surrender of a Stock  Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such
Stock   Certificate  shall  be  entitled  to  receive  in  exchange  therefor  a certificate representing that number of whole shares of Acquiror Capital Stock which such holder has the right to receive in respect of the Stock Certificate surrendered pursuant to the provisions of this Article II, after giving effect to any required withholding tax, and the Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of unpaid dividends and distributions, if any, payable to holders of Stock Certificates. If any certificate for Acquiror Capital Stock is to be issued to a person other than a person in whose name the Stock Certificate representing the shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of certificates for such Acquiror Capital Stock to a person other than the registered holder of the Stock Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) Distributions with Respect to Unexchanged Shares. Notwithstanding anything in this Agreement to the contrary, no dividends on Acquiror Capital Stock shall be paid with respect to any shares of Company Capital Stock represented by a Stock Certificate until such Stock Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Stock Certificate, there shall be paid to the holder of the certificates representing whole shares of Acquiror Capital Stock issued in exchange therefor, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Acquiror Capital Stock and not paid, less the amount of any withholding taxes which may be required thereon; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Capital Stock, less the amount of any withholding taxes which may be required thereon.

     (d) Closing of the Company's Transfer Books. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration pursuant to this Article II.

     (e) Unclaimed Exchange Funds. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates representing shares of Acquiror Capital Stock) that remains unclaimed by the former shareholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the Merger Consideration deliverable in respect of each share of Company Capital Stock such shareholder holds, as determined pursuant to this Agreement, without any interest thereon.

     (f) Effect of Escheat Laws. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a former holder of shares of Company Capital Stock for

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any  Merger  Consideration  delivered  to a  public  official  pursuant  to  any applicable abandoned property, escheat or similar laws.

     (g) Lost Stock Certificates. In the event that any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate to be lost, stolen or destroyed the shares of Acquiror Capital, and unpaid dividends and distributions on shares of Acquiror Capital Stock as provided in this Section 2.2, and reasonable inquiry by the Acquiror into the books and records of Surviving Corporation, shall be deliverable in respect thereof pursuant to this Agreement.

     2.3. Shares of Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has properly exercised his appraisal rights (the "Dissenting Shares") under Delaware Law shall not be converted into the right to receive the Merger Consideration unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under Delaware Law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Delaware Law.

     2.4. Number of Shares to be Exchanged. Notwithstanding anything in this Agreement to the contrary, the Merger is expressly conditioned upon, and will not be effective unless, the holders of all the issued and outstanding Company Capital Stock immediately prior to the Effective Time hold at least fifty percent (50%) of all the issued and outstanding Acquiror Capital Stock upon consummation of the Merger at the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as otherwise set forth on a Schedule of Exceptions, the Company makes the following representations and warranties to Acquiror, each of which shall be deemed material (and Acquiror, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

     3.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws and has requisite corporate power and authority to own properties owned by it and to conduct business as being conducted by it, except where the failure to be existing and in good standing or have such power would not have a Company Material Adverse Effect (as defined herein). The Company is qualified to do business as a foreign corporation under Florida Law. With the exception of its qualification to do business in the State of Florida, the Company does not own or lease property or engage in any activity in any jurisdiction that might require its qualification to do business as a foreign corporation in any jurisdiction, except where the failure to be so qualified would not have a Company Material Adverse Effect. As used in this Agreement, "Company Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial condition or operations of the Company and its Subsidiary (as defined below),



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     taken as a whole; provided,  however, that, the effects of changes that are generally applicable to: (a) the industries and markets in which the Company operates; or (b) the United States economy shall be excluded from the determination of Company Material Adverse Effect; and provided, further, that any adverse effect on the Company resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Company Material Adverse Effect. The Company has no subsidiaries.

     3.2. Articles of Incorporation and Bylaws. Prior to the Effective Time, the Company will deliver to Acquiror accurate and complete copies of its Articles and bylaws, including all amendments thereto. There has not been any violation of any deprivations of the Company's Articles or bylaws, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the shareholders, the board of directors or any committee of the board of directors.

     3.3. Corporate Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company's board of directors has duly and validly authorized the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated herein. The Company is required to comply with Sections 251 and 252 of Delaware Law with regard to shareholder authorization of the transaction in order to consummate the transactions contemplated hereby.

     3.4. Capitalization. The authorized capital stock of the Company consists of 100 Million shares of common stock and 10 Million shares of preferred stock. As of the date of this Agreement, there were 33,923,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All the issued and outstanding shares of common stock and preferred stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. Except as set forth in
Schedule 3.4, as of the date hereof, the Company does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. As of the date hereof, there are no existing voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company. The Company holds no shares of its capital stock in its treasury.

     3.5. Valid and Binding Agreement. Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto and subject to the adoption of this Agreement by a majority of the Company's shareholders, this Agreement, when executed and delivered by the Company, constitutes or will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally; and
(b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

     3.6. No Breach of Statute or Contract. To the knowledge of any director or officer of the Company, and other than in connection with provisions of the Business Corporation Law of New

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York, Florida Law, Delaware Law, the Securities  Exchange Act of 1934 ("Exchange
Act"), as amended, the Securities Act of 1933, ("Securities Act") as amended, any state securities laws and except for: (a) the filing of the Articles of Merger and a Certificate of Merger; and (b) matters specifically described in this Agreement, neither the execution, delivery and performance of this Agreement by the Company nor compliance with the terms and provisions of this Agreement on the part of the Company will: (i) violate any provision of the Company's Articles, bylaws or any other organizational documents of the Company, as amended; (ii) require the issuance of any authorization, license, consent or approval of or require notice to or filing with, any federal or state governmental agency; or (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which the Company is a party or by which, to its knowledge, it or any of its properties is bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term, except in the case of clauses (ii) or (iii) for such violations, breaches or defaults which, or authorizations, licenses, consents, approvals, notices or filings the failure of which to obtain or make, (x) would not have a Company Material Adverse Effect or would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement, or (y) would become applicable as a result of the business or activities in which Acquiror or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Acquiror or Merger Sub.

     3.7. Financial Information. The Company has provided unaudited financial statements dated within 45 days of execution of this Agreement that show the financial condition of the company since inception in April 2001 to such date (the "Company's Unaudited Statements"). Attached as Exhibit B is a copy of the Company's Unaudited Financial Statements. Within sixty (60) days of the
Effective  Time,  the Company  will  provide  Acquiror  with  audited  financial statements through the Effective Time (the "Company's Audited Financial Statements"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company's Unaudited Financial Statements, including, without limitation, any financial statements or schedules included therein did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Company's Unaudited Financial Statement fairly presents in all material respects the financial position of the Company as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of the Company for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of operations and cash flows (including the related notes) included in the Company's Unaudited Financial Statements has been prepared in all material respects in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments.

     3.8.  Absence  of  Undisclosed  Liabilities.  Except:  (a) as set  forth in
Schedule 3.8; and (b) for liabilities and obligations disclosed in the Company Unaudited Financial Statements, the Company has not, to the Company's knowledge, incurred any material debts, liabilities or obligations, contingent or absolute, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company prepared in accordance with GAAP and that would constitute a Company Material Adverse Effect.

     3.9. Absence of Certain Changes. Since July 31, 2001, the date of the Company's Unaudited Financial Statements, the Company has not suffered any change constituting a Company Material Adverse Effect.

     3.10. Tax Matters. The Company has filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with the States of Delaware and Florida, as the case may be, and (except to the extent that the failure to file would not have a Company Material Adverse Effect) with all other jurisdictions where such filing is required by law. The Company has paid, or made adequate provision in the Company's Unaudited Financial Statements for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports. The Company knows of: (a) no other material tax returns or reports which are required to be filed which have not been so filed; and (b) no material tax deficiency for any fiscal period or any basis thereof. The Internal Revenue Service has not audited the Company's federal income tax returns. Notwithstanding anything to the contrary contained in this Agreement, the Company does not make any representations or warranties to Acquiror or Merger Sub, their shareholders or to any other person concerning whether this transaction will qualify as a tax free reorganization under the Code.

     3.11. Litigation. There is neither pending nor, to the Company's knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which the Company is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have a Company Material Adverse Effect. In addition, the Company is not a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body.

     3.12. Title to Properties; Liens and Encumbrances. The Company has good and valid title and will have on at the Effective Time: (a) in fee simple to all the real property; and (b) in all other property and assets recorded on the Company Unaudited Financial Statements, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except: (i) as would not have a Company Material Adverse Effect; (ii) as shown on the Company Financial Statements; (iii) tax, materialmen's or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings; or (iv) as set forth in Schedule 3.12. Except as set forth in Schedule 3.12, the Company owns or has adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

     3.13.  Intellectual  Property.  Except  for  such  claims  as set  forth in
Schedule 3.13 or , which individually or in the aggregate, would not have a Company Material Adverse Effect, there are no pending or threatened claims of which the Company has been given written notice by any person against its use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Company and used in its operations as currently conducted (collectively, the "Company Intellectual Property"). To the Company's knowledge, the Company has such ownership of or such rights by license, lease or other agreement to the Company Intellectual

Property as is necessary to permit it to conduct its respective operations as currently conducted, except where the failure to have such rights would not have a Company Material Adverse Effect.

     3.14. Compliance with Contracts. To the best of the Company's knowledge the Company is not in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, statute, rule or regulation to which the Company is subject to, but excluding from the foregoing clauses (a) and (b), defaults or violations which would not have a Company Material Adverse Effect or which become applicable as a result of the business or activities in which Acquiror or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Acquiror or Merger Sub.

     3.15. Compliance with Environmental Laws. The Company is in material compliance with all applicable statutes, laws and regulations relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not received any written notice of, or to the knowledge of the Company, is the subject of, any actions, claims, investigations, demands or notices alleging liability under or non-compliance with any laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have a Company Material Adverse Effect.

     3.16. Brokers or Finders. The Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     3.17. Consents. The Company's execution and delivery of this Agreement does not, and the Company's performance of this Agreement and the consummation of the transaction contemplated hereby will not, require any filing with, delivery of notice to or receipt of any material consent from, any Person except for: (a) as set forth on Schedule 3.17; (b) applicable requirements of the Securities Act of 1933, as amended; and (c) the filing of Articles of Merger and a Certificate of Merger as required by Delaware Law and Florida law.

     3.18. Untrue or Omitted Facts. No representations, warranty or statement by the Company in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading. Without limitation of the foregoing, there is no fact known to the Company that has had, or which may be reasonably expected to have, a Company Material Adverse Effect that has not been disclosed in writing to Acquiror.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

     Except as otherwise set forth on a Schedule of Exceptions, Acquiror and Merger Sub hereby make the following representations and warranties to the Company, each of which shall be deemed material (and Company, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties).

     4.1. Organization, Good Standing and Qualification. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Acquiror Material Adverse Effect (as defined herein). Acquiror and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Acquiror Material Adverse Effect. As used in this Agreement, "Acquiror Material Adverse Effect" means any material adverse change in, or material adverse effect on, the business, financial, condition or operations of Acquiror and its Subsidiaries, taken as a whole; provided, however, that the effects of changes that are generally applicable to: (a) the industries or markets in which Acquiror and its Subsidiaries operate; (b) the United States economy; or (c) the United States Securities markets, shall be excluded from the determination of Acquiror Material Adverse Effect; and provided, further, that any adverse effect on Acquiror and its Subsidiaries resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall also be excluded from the determination of Acquiror Material Adverse Effect.

     4.2. Certificate of Incorporation and Bylaws. Prior to the Effective Time, Acquiror will deliver to the Company accurate and complete copies of its Certificate of Incorporation and bylaws, including all amendments thereto. There has not been any violation of any deprivations of Acquiror's Certificate of Incorporation or bylaws, and no action has been taken that is inconsistent in any material respect with any resolution adopted by the shareholders, the board of directors or any committee of the board of directors. Prior to the Effective Time, Merger Sub will deliver to the Company accurate and complete copies of its Articles and bylaws, including all amendments thereto. There has not been any violation of any of the provisions of Merger Sub's Articles or bylaws, and no action has been taken that is inconsistent in any material respect with any resolution adopted by Acquiror, its sole shareholder, the board of directors or any committee of the board of directors of Merger Sub.

     4.3. Corporate Authority. Acquiror and Merger Sub each has all requisite corporate power and authority to execute and deliver this Agreement and will have at the Closing Date all requisite corporate power and authority to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. Their respective board of directors has duly and validly authorized the execution, delivery and performance by Acquiror and Merger Sub of this Agreement and the consummation of the transactions contemplated herein. No further corporate authorization is necessary on the part of Acquiror or Merger Sub to consummate the transactions contemplated hereby.

     4.4. Subsidiary. Acquiror has no subsidiaries except Merger Sub and does not directly or indirectly own of record or beneficially any capital stock or equity interest or investment in any corporation, association or business entity except as disclosed in documents filed by Acquiror with the Securities and Exchange Commission ("SEC").

     4.5. Capitalization. The authorized capital stock of Acquiror consists of 100,000,000 shares of common stock. As of the date of this Agreement, there were 19,522,889 shares of common stock issued and outstanding. All the issued and outstanding shares of common stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of Acquiror. Except as set forth in Schedule 4.5, as of the date hereof, Acquiror does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations. As of the date hereof, there are no existing voting trusts or similar agreements to which Acquiror is a party with respect to the voting of the capital stock of Acquiror. Acquiror holds no shares of its capital stock in its treasury. The Stock of Acquiror is publicly quoted on the OTC Bulletin Board, and the Acquiror is in compliance with all requirements for quotation of its shares on the OTC Bulletin Board.

     4.6. Valid and Binding Agreement. Assuming this Agreement constitutes the valid and binding obligation of the other parties hereto, this Agreement, when executed and delivered by Acquiror and Merger Sub, constitutes or will constitute the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to: (a) applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally; and (b) equitable defenses and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

     4.7. No Breach of Statute or Contract. To the knowledge of any director or officer of the Acquiror, and other than in connection with provisions of Florida Law, Delaware Law, the Exchange Act, the Securities Act, any state securities laws and except for: (a) the filing of the Articles of Merger and Certificate of Merger; (b) applicable requirements under corporation or " Blue Sky" laws of various states; and (c) matters specifically described in this Agreement, neither the execution, delivery and performance of this Agreement by Acquiror and Merger Sub, nor compliance with the terms and provisions of this Agreement on the part of Acquiror and Merger Sub will: (i) violate any provision of Acquiror's and Merger Sub's Certificate of Incorporation or Articles, respectively, bylaws or any other organizational documents of Acquiror and Merger Sub, as amended; (ii) require the issuance of any authorization, license, consent or approval of or require notice to or filing with, any federal or state governmental agency; or (iii) conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both a default under any mortgage, indenture, agreement, permit, deed of trust, lease, franchise, license or instrument to which Acquiror or Merger Sub are a party or by which they or any of their properties are bound, or any judgment, decree, order, rule or regulation or other restriction of any court or any regulatory body, administrative agency or other governmental body applicable to Acquiror or Merger Sub or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term, except in the case of clauses (ii) or (iii) for such violations, breaches or defaults which, or authorizations, licenses, consents, approvals, notices or filings the failure of which to obtain or make, (x) would not have an Acquiror Material Adverse Effect or would not materially adversely affect the ability of Acquiror or Merger Sub to consummate the transactions contemplated by this Agreement, or (y) would become applicable as a result of the business or activities in which the Company is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, the Company.

     4.8. SEC Reports and Financial Statements. Acquiror has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act. Attached hereto as Exhibit C is a copy, without exhibits, of the Acquiror's Annual Report for the fiscal year ended December 31, 2000 and its Quarterly Report for the quarter ended June 30, 2001, which were filed with the SEC under the Exchange Act (collectively, the "Acquiror SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, the Acquiror SEC Documents, including, without limitation, any financial statements or schedules included therein did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets (including the related notes) included in the Acquiror SEC Documents fairly presents in all material respects the financial position of Acquiror and its consolidated Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present in all material respects the results of operations and cash flows of Acquiror and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the consolidated balance sheets and statements of operations and cash flows (including the related notes) included in the Acquiror SEC Documents has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments. Except as noted therein, the audited consolidated and consolidating financial statements and the unaudited consolidated and consolidating financial statements in the Acquiror SEC Documents (the "Acquiror Financial Statements" have been prepared in accordance with GAAP and fairly present, in all material respects, the financial position of Acquiror as of the dates thereof and the results of its operations and cash flows for the periods then ended subject, with respect to the unaudited financial statements, to normal year end adjustments.

     4.9. Absence of Undisclosed Liabilities. Except for liabilities and obligations disclosed in the Acquiror Financial Statements, Acquiror has not incurred any material debts, liabilities or obligations, contingent or absolute, that would be required to be reflected or reserved against in a consolidated balance sheet of Acquiror prepared in accordance with GAAP and that would constitute an Acquiror Material Adverse Effect.

     4.10. Absence of Certain Changes. Since June 30, 2001, Acquiror has not suffered any change constituting a Acquiror Material Adverse Effect.

     4.11. Tax Matters. Acquirer and Merger Sub have filed or will file within the time prescribed by law (including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with the State of New York and Florida, as the case may be, and (except to the extent that the failure to file would not have an Acquirer Material Adverse Effect) with all other jurisdictions where such filing is required by law. Acquirer and Merger Sub have paid, or made adequate provision in the Acquiror Financial Statements for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports. Acquiror and Merger Sub know of: (a) no other material tax returns or reports which are required to be filed which have not been so filed; and (b) no material tax deficiency for any fiscal period or any basis thereof. The Internal Revenue Service has not audited Acquiror's federal income tax returns.

Notwithstanding anything to the contrary contained in this Agreement, neither the Acquiror nor Merger Sub makes any representations or warranties to the Company, its shareholders or to any other person concerning whether this transaction will qualify as a tax free reorganization under the Code.

     4.12. Litigation. There is neither pending nor, to Acquiror's knowledge, threatened any legal or governmental action, suit, investigation, proceeding or claim, to which the Acquiror or Merger Sub is or may be named as a party by or before any court, governmental or regulatory authority or by any third party that is reasonably likely to have a Acquiror Material Adverse Effect, except as disclosed in the Acquiror SEC Documents. Neither the Acquiror nor the Merger Sub is a party or subject to the provisions of any material injunction, judgment, decree, or order of any court, regulatory body, administrative agency or other governmental body.

     4.13. Title to Properties; Liens and Encumbrances. The Acquiror and the Merger Sub have good and valid title: (a) in fee simple to all the real property; and (b) in all other property and assets recorded on the Acquiror
Financial Statements, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except: (i) as would not have a Acquiror Material Adverse Effect; (ii) as shown on the Acquiror's Financial Statements; (iii) tax, materialmen's or like liens for obligations not yet due or payable or being contested in good faith by appropriate proceedings; or (iv) as set forth in Schedule 4.13. Except as set forth in Schedule 4.13, the Acquiror and the Merger Sub own or have adequate rights to use all such properties or assets as are necessary to its operations as now conducted.

     4.14. Intellectual Property. Except for such claims, which individually or in the aggregate, would not have a Acquiror Material Adverse Effect, there are no pending or threatened claims of which the Acquiror or the Merger Sub have been given written notice by any person against their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names and copyright registrations, patents and all applications therefor which are owned by the Acquiror or the Merger Sub and used in their respective operations as currently conducted (collectively, the "Acquiror Intellectual Property"). To the Acquiror's knowledge, the Acquiror and the Merger Sub have such ownership of or such rights by license, lease or other agreement to the Acquiror Intellectual Property as are necessary to permit them to conduct their respective operations as currently conducted, except where the failure to have such rights would not have a Acquiror Material Adverse Effect.

     4.15. Compliance with Contracts. To the best of Acquiror's knowledge neither the Acquiror nor the Merger Sub is in violation of or default under any provision of: (a) any mortgage, indenture, contract, agreement, license, deed of trust, lease, franchise, permit or other instrument to which it is a party or by which it or any of its properties are bound and there does not exist any state of facts which constitutes an event of default or which, with notice or lapse of time or both, would constitute an event of default; or (b) any judgment, decree, order, statute, rule or regulation to which the Acquiror or the Merger Sub is subject to, but excluding from the foregoing clauses (a) and (b), defaults or violations which would not have a Acquiror Material Adverse Effect or which become applicable as a result of the business or activities in which Acquiror or Merger Sub is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, Acquiror or Merger Sub.

     4.16. Compliance with Environmental Laws. The Acquiror and the Merger Sub are in material compliance with all applicable statutes, laws and regulations relating to the protection of the environment or occupational health and safety except for non-compliance which would not, individually or in the aggregate, have a Acquiror Material Adverse Effect. Neither the Acquiror nor the Merger Sub has received any written notice of, or to the knowledge of the Acquiror, is the subject of, any actions, claims, investigations, demands or notices alleging liability under or non- compliance with any laws relating to the protection of the environment or occupational health and safety which would, individually or in the aggregate, have a Acquiror Material Adverse Effect.

     4.17. Brokers or Finders. Acquiror represents, as to itself, its Subsidiary and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

     4.18. Consents. Acquiror's and Merger Sub's execution and delivery of this Agreement does not, and Acquiror's and Merger Sub's performance of this Agreement and the consummation of the transaction contemplated hereby will not, require any filing with, delivery of notice to or receipt of any material consent from, any Person except for: (a) as set forth on Schedule 4.18; (b) applicable requirements of the Securities Act, as amended; (c) state securities or "Blue Sky" laws; and (d) the filing of Articles of Merger and Certificate of Merger as required by Delaware Law and Florida law.

     4.19. Issuance of Acquiror Common Stock. The issuance and delivery by Acquiror of shares of Acquiror Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary action on the part of Acquiror. The shares of Acquiror Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

     4.20. Untrue or Omitted Facts. No representations, warranty or statement by the Merger Sub or the Acquiror in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading. Without limitation of the foregoing, there is no fact known to the Merger Sub or Acquiror that has had, or which may be reasonably expected to have, an Acquiror Material Adverse Effect that has not been disclosed in writing to the Company.

ARTICLE V

ADDITIONAL AGREEMENTS AND POST CLOSING EVENTS OF THE PARTIES

The parties hereby further agree that, from and after the Closing:

     5.1. Confidentiality. Notwithstanding anything to the contrary contained in this Agreement, and subject only to any disclosure requirements which may be imposed upon Acquiror or the Company under applicable state or federal securities or antitrust laws, it is expressly understood and agreed by Acquiror and the Company that: (a) this Agreement, the schedules and exhibits hereto, and the conversations, negotiations and transactions relating hereto and/or contemplated hereby; and (b) all financial information, business records and other non-public information concerning Acquiror or the Company which any of the parties or their respective representatives has received or may hereafter receive, shall be maintained in the strictest confidence by the parties and their respective representatives, and shall not be disclosed to any person that is not associated an Affiliate of any of the parties and involved in the transactions contemplated hereby, without the prior written approval of Acquiror or the Company, as applicable. The parties hereto shall use their best efforts to avoid disclosure of any of the foregoing or undue disruption of any of the business operations or personnel of Acquiror or the Company. In the event that the transactions contemplated hereby shall not be consummated for any reason, each of the parties covenants and agrees that neither it nor its representatives shall retain any documents, lists or other writings which they may have received or obtained in connection herewith or any documents incorporating any of the information contained in any of the same (all of which, and all copies thereof in the possession or control of themselves or their representatives, shall be returned to the original source of the material at issue). The parties hereto shall be responsible for any damages sustained by reason of their respective breaches of this Section 5.1, and this Section 5.1 may be enforced by injunctive relief.

     5.2. Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Acquiror and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Acquiror nor any of their respective Affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby or otherwise without the prior agreement of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

     5.3. Directors' and Officers' Insurance and Indemnification.

     (a) From and after the Effective Time, Acquiror shall and shall cause the Company to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, director, employee or agent (the "Indemnified Party") of the Company and/or the Merger Sub against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of: (i) the fact that such person is or was, or took or failed to take any action as, a director, officer, employee or agent of the Company or the Merger Sub or is or was serving at the request of the Company or the Merger Sub as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware Law, Florida law or the Acquiror's or the Company's Articles, bylaws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then, from and after the Effective Time, Acquiror shall and shall cause the Company to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

     (b) Acquiror and the Company agree that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Party as provided in the Company's

Articles and bylaws as in effect as of the date hereof shall be included in the Articles and bylaws of the Surviving Corporation and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, that, in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware Law, the Company's Articles or bylaws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to Acquiror and; provided, further, that nothing in this Section 5.3 shall impair any rights or obligations of any present or former directors or officers of the Company.

     (c) Acquiror shall maintain the Company's existing officers' and directors' liability insurance policy for a period of not less than six (6) years after the Effective Time; provided, however, that Acquiror may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers.

     (d) In the event Acquiror or the Surviving Corporation or any of their successors or assigns: (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 5.3, proper provision shall be made so that the successors and assigns of Acquiror and the Surviving Corporation assume the obligations set forth in this Section 5.3 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

     Acquiror's Obligations prior to Closing. Acquiror shall use its best efforts to convert all possible outstanding debt obligations as of June 30, 2001 to an equity position prior to the Closing. At the Closing, the maximum amount of Acquiror debt obligations brought forward shall not exceed the amount of debt obligations brought forward by the Company, which the Company estimates at $595,000.

     The Company's Obligations prior to Closing. The Company may convert an estimated $[30,000] of outstanding debt obligations incurred as of June 30, 2001 to an equity position prior to the Closing. The Company will maintain debt payment obligations post Merger of $1,000,000 due as a result of a recent asset acquisition and $45,000 in short term line of credit advances provided by employees of the Company.

     Corporate Governance of Acquiror, Merger Sub and the Company prior to Closing. From the execution date of this Agreement to the Closing, the Boards of Directors and Officers of Acquiror, Merger Sub and the Company shall be assisted by William Danielczyk, Tim Novak and Paul Gray of the Company and G. Michael Swor and two others named by him on behalf of Acquiror and Merger Sub (the "Joint Operating Committee"). Acquiror, Merger Sub and the Company shall operate jointly in the offices of the Company in Sarasota, Florida until the Closing under the direction of the Joint Operating Committee. Should this Agreement be terminated for any reason as provided herein, Acquiror, Merger Sub and the Company shall resume operations as they existed prior to these joint operations.

     Capital Raise by the Company prior to Closing. At any time prior to the Closing, the Company may sell shares of its preferred stock on the condition that (a) the proceeds shall be used for the operations of the Acquiror, Merger Sub and the Company as determined by the Joint Operating Committee; (b) said preferred shares are automatically convertible into the Company's common stock immediately before the Closing and existing Company shares outstanding and any such converted shares are exchanged for shares equal to 50% of the outstanding shares in Acquiror at the Closing (after giving effect to the shares issued at the Effective Time as a result of the Merger); and (c) provided Acquiror has not cancelled this Agreement, if the Company completes the capital raise and "without fault" of Acquiror or Merger Sub, refuses to complete the merger transaction contemplated by this Agreement, the Company pays Acquiror $500,000. For purposes of this Agreement, Acquiror shall be "without fault" if it fully complies with the requirements of it and Merger Sub under the terms of this Agreement. If the capital raise described herein occurs, it shall be managed by Bentley Group, a Delaware limited liability company.

     5.8. Further Assurances. From time to time from and after the Closing, the parties shall execute and deliver, or cause to be executed and delivered, any and all such further agreements, certificates and other instruments, and shall take or cause to be taken any and all such further action, as any of the parties may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.

     5.9. Tax Matters. Acquiror and the Company shall use commercially reasonable efforts prior to the Effective Time to cause the Merger to qualify as a tax free reorganization under Section 368(a)(1) of the Code. The parties hereto shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, and neither Acquiror, Merger Sub nor the Company shall take any action or fail to take any action prior to or following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization.

     5.10. Employment Agreements. At the Effective Time, Acquiror shall have entered into an Employment Agreement with each of the individuals set forth on
Schedule 5.6 in substantially the form set forth in Exhibit D under which the individuals will provide employment services to Acquiror under similar terms and conditions as other employees of Acquiror with similar pay or responsibilities and duties.

     5.11. Acquiror's Board of Directors. At the Effective Time, Acquiror's board of directors shall consist of 7 members, 3 of whom shall be comprised of current members of Acquiror's board of directors, 3 of whom shall be new members designated by the Company and 1 of whom shall be appointed in the future. In the event that Thomson Kernaghan & Co. Ltd. exercises its right to nominate or propose a director of Acquiror following the Effective Time, such director shall replace one of the 3 current members of Acquiror's board of directors.

     5.12. Registration of Acquiror's Common Stock. Within ten (10) business days after the delivery of the audited financial statements referred to in
Section 3.7 above, but in any event not later than seventy-five (75) days after the Effective Date, the Acquirer shall, at its sole expense, use its best efforts to cause the Acquirer Common Stock issued to holders of the Company's Common Stock in connection with the proposed transaction to be registered under the Securities Act and to be qualified for sale by the Holders under any applicable state securities laws in accordance with a registration rights agreement substantially in the form attached hereto as Exhibit E.

ARTICLE VI

CONDITIONS

     6.1. Conditions to Each Party's Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Acquiror and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

     (a) this Agreement shall have been adopted by the shareholders of the Company in accordance Sections 251 and 252 of Delaware Law;

     (b) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the material transactions contemplated by this Agreement; provided that the parties shall have used their best efforts to cause any such order, decree, ruling, statute, rule or regulation to be vacated or lifted; and

     (c) all reasonable authorizations, approvals or consents required to permit the consummation of the Merger shall have been obtained and be in full force and effect.

     6.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by
Acquiror:

     (a) Accuracy of Representations and Warranties. All representations and warranties made by the Company shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have a Company Material Adverse Effect.

     (b) Performance. The Company shall have performed, satisfied and complied in all material aspects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company on or before the Closing Date.

     (c) Certification. Acquiror shall have received a certificate, dated the Closing Date, signed by an officer of the Company certifying that the conditions specified in Sections 6.2(a) and (b) above have been fulfilled.

     (d) Resolutions. Acquiror shall have received certified resolutions of the board of directors and the shareholders of the Company authorizing the Company's execution, delivery and performance of this Agreement, and all actions to be taken by the Company hereunder.

     (e) Good Standing Certificate. The Company shall have delivered to Acquiror a certificate or telegram issued by the Secretaries of State of Delaware and Florida, evidencing the good standing of the Company in Delaware and Florida as of a date not more than ten (10) calendar days prior to the Closing Date.

     (f) Investment Representation Letters. Holders shall have delivered to the Acquiror an executed Investment Representation Letter substantially in the form attached hereto as Exhibit F.


     6.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Company:

     (a) Accuracy of Representations and Warranties. All representations and warranties made by Acquiror shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of that date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be so true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), would not have a Acquiror Material Adverse Effect.

     (b) Performance. Acquiror shall have performed, satisfied and complied in all material aspects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Acquiror on or before the Closing Date.

     (c) Certification. The Company shall have received a certificate, dated the Closing Date, signed by an officer of Acquiror certifying that the conditions specified in Sections 6.3(a) and (b) above have been fulfilled.

     (d) Resolutions. The Company shall have received certified resolutions of the board of directors of Acquiror and Merger Sub and certified resolutions of Acquiror as shareholder of Merger Sub authorizing the Merger and Acquiror's execution, delivery and performance of this Agreement, and all actions to be taken by Acquiror and Merger Sub hereunder.

     (e) Good Standing Certificates. Acquiror shall have delivered to the Company a certificate or telegram issued by each of the Secretaries of State of the State of New York and Florida, evidencing the good standing of the Acquiror and Merger Sub in New York and Florida, respectively, as of a date not more than ten (10) calendar days prior to the Closing Date.

     (f) Registration Rights Agreements. Acquiror shall have delivered to the Holders an executed Registration Rights Agreement substantially in the form attached hereto as Exhibit E.

     (g) Corporate Opinion. Acquiror shall have delivered to the Company, an opinion from counsel reasonably acceptable to the Company in the form attached hereto as Exhibit G.

     (h) Tax Opinion. Acquiror and Company shall both have obtained an opinion from counsel or an accounting firm reasonably acceptable to them to the effect that it is more likely than not that the merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code.

     (i) Lock Up Agreement. Michael Swor shall have delivered to the Company an agreement in form and substance reasonably satisfactory to the Company that for one year from the Effective Time he shall not sell any shares of Common Stock of Acquiror obtained pursuant to the exercise of any option held by him on the date of this Agreement.

ARTICLE VII

CLOSING

     7.1. Place and Date of Closing. Unless this Agreement shall be terminated pursuant to Article IX below, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mintmire & Associates, 265 Sunrise Avenue, Suite 204, Palm Beach, Florida 33480, or such other location as is agreed to between the parties, at a time mutually agreeable to the parties, or on such date as may be reasonably required to accommodate a satisfaction of the conditions precedent to Closing hereunder but no later than November 30, 2001 (the date of the Closing being referred to in this Agreement as the "Closing Date").

     7.2. Actions at Closing. At the Closing, the parties shall make all payments and deliveries stated in this Agreement to be made at the Closing and/or on or prior to the Closing Date. The parties shall further deliver at the Closing the following:

     (a) The Company shall deliver to the Acquiror documents including the Investment Representation Letters of the Holders;
     (b) The Acquiror shall deliver to the Company documents including the Registration Rights Agreements;
     (c) The Company shall deliver executed articles of merger for filing as soon thereafter as practical;
     (d) Holders shall deliver Stock Certificates representing outstanding shares of the Company; and
     (e) The Acquiror shall deliver evidence satisfactory to the Holders that the Acquiror has irrevocably instructed the Exchange Agent to deliver to the Holders certificates representing Acquiror Common Stock in accordance with Section 2 above.
     (f)  The Acquiror shall deliver the Corporate Opinion to the Company.
     (g) The Acquiror shall deliver the agreement of Michael Swor as contemplated by Section 6.3(i).

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     8.1. Survival. Except as otherwise provided in Section 12.2 of this Agreement, the parties hereto agree that their respective representations, warranties, covenants and agreements contained in this

Agreement shall survive the Closing for a period of one (1) year from the Closing Date, except with respect to the representations in Sections 3.10 and
4.11 and the agreement in Section 5.3, which shall survive the Closing until expiration of the relevant statutes of limitations (the "Indemnification Period"). To the extent that an Indemnified Party as identified in Sections 5.3,
8.2 or 8.3 asserts in writing a claim for Damages (as hereinafter defined) against an Indemnifying Party (as hereinafter defined) prior to the expiration of the Indemnification Period, which claim reasonably identifies the basis for the claims and the amounts of any reasonably ascertainable damages, the Indemnification Period shall be extended for such claim until such claim is resolved, subject to the limitations hereinafter provided.

     8.2. Indemnification by the Company. The Company agrees to save, defend and indemnify Acquiror, its officers, directors, employees and agents against and hold them harmless from any and all liabilities, of every kind, nature and description, fixed or contingent (including, without limitation, reasonable counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) ("Damages") arising from the breach of any of the Company's representations, warranties, covenants or agreements contained herein or the documents executed by the Company in connection herewith, which arise during the Indemnification Period, including, without limitation, any tax liabilities to the extent not so reflected or reserved against in the Company Unaudited Financial Statements.

     8.3. Indemnification by Acquiror. Acquiror agrees to save, defend and indemnify the Company, its officers, directors, employees and agents against and hold them harmless from any and all Damages arising from the breach of any of Acquiror's representations, warranties, covenants or agreements contained herein or the documents executed by Acquiror in connection herewith, which arise during the Indemnification Period, including, without limitation, any tax liabilities to the extent not so reflected or reserved against in the Acquiror Financial Statements.

8.4. Limitations of Liability.

     (a) Claims. All claims for Damages arising out of breaches of representations or warranties regarding tax deficiency assessments relating to federal and state income tax returns filed prior to Closing, shall be computed net of the present value of all readily ascertainable future tax benefits associated therewith. No claim shall be made for matters adequately covered by insurance. The parties waive subrogation rights against each other with respect to all matters as to which an insurance recovery shall have been actually received after the Closing so long as the terms of any insurance policy are not violated by such waiver.

     (b) Liability of the Company.  Upon a Final  Determination  (as provided in
Section 8.4(d) of the amount of any claim for Damages made against the Company by Acquiror, Acquiror shall be entitled to recover the amount of such Damages as finally determined.

     (c) Liability of the Acquiror.  Upon a Final  Determination (as provided in
Section 8.4(d) of the amount of any claim for Damages made against the Acquiror by the Company, the Company shall be entitled to recover the amount of such Damages as finally determined.

     (d) Final Determination. For the purposes of this Section 8.4, a Final Determination shall exist when: (i) the parties agree upon the amount; or (ii) a court of competent jurisdiction shall have made a final determination with respect thereto and appeal therefrom shall not have been taken within thirty (30) days from the date of such determination, or such greater or lesser time as a court of competent jurisdiction shall require. The asserting party will assign to the other party any claims against which the asserting party has been indemnified and has been paid as provided herein, as to which there may be claims against others, and the other party in all respects shall be subrogated to the rights of the asserting party in connection therewith.

     8.5. Defense of Claims. Each Indemnified Party entitled to indemnification under Section 5.3 or this Article VIII agrees to notify the party required to provide indemnification (the "Indemnifying Party") with reasonable promptness of any claim asserted against it in respect of which the Indemnifying Party may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The failure of the Indemnified Party to promptly give notice shall not preclude such Indemnified Party from obtaining indemnification under Section 5.3 or this Article VIII, except to the extent, and only to the extent, that the Indemnifying Party's failure actually prejudices the rights or increases the liabilities and obligations of the Indemnifying Party. The
Indemnifying Party shall have the right, at its election, to defend or compromise any such claim at their own expense with counsel of their choice; provided, however, that: (a) such counsel shall have been approved by the Indemnified Party prior to engagement, which approval shall not be unreasonably withheld or delayed; (b) the Indemnified Party may participate in such defense, if it so chooses with its own counsel and at its own expense; and (c) any such defense or compromise shall be conducted in a manner which is reasonable and not contrary to the Indemnified Party's interest. In the event the Indemnifying Party does not undertake to defend or compromise, the Indemnifying Party shall promptly notify the Indemnified Party of its intention not to undertake to defend or compromise the claim.

ARTICLE IX

TERMINATION OF AGREEMENT

     9.1. Termination. Notwithstanding anything to the contrary contained herein this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof by either Acquiror or the Company as provided below:

     a) the Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

     b) the Acquiror may terminate this Agreement by giving written notice to the Company at any time prior to the Effective Time (i) in the event the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Acquiror has notified the Company of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before November 30, 2001, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from the Acquiror breaching any representation, warranty, or covenant contained in this Agreement);

     c) the Company may terminate this Agreement by giving written notice to the Acquiror at any time prior to the Effective Time (i) in the event the Acquiror has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Acquiror of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before November 30, 2001, by reason of the failure of any condition precedent under Section 6.3 hereof (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement);

     d) the Company may terminate this Agreement by giving written notice to the Acquiror at any time prior to the Effective Time in the event the Company's board of directors concludes that termination would be in the best interests of the Company and its stockholders;

     e) any Party may terminate this Agreement by giving written notice to the other Party in the event this Agreement and the Merger fail to receive the requisite Acquiror stockholder approval or the requisite Company stockholder approval respectively.


     9.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other party or parties specifying such termination is being made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Acquiror, Merger Sub or the Company or their respective directors, officers, employees, shareholders, representatives, agents, advisors or Affiliates; provided, however, that the confidentiality provisions contained in Section 5.1 above shall survive any such termination for a period of three
(3) years.

ARTICLE X

COSTS

     Each party to this Agreement shall be responsible for its own costs and fees incurred in connection with the negotiation and preparation of this
Agreement and exhibits referenced herein, and the consummation of the transactions contemplated hereby.


ARTICLE XI
PARTIES

     11.1. Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

     11.2. Notices. Any notice, demand, request, offer, consent, approval or communications (collectively, a "Notice") to be provided under this Agreement shall be in writing and sent by one of the following methods: (a) postage prepaid, United States certified or registered mail with a return receipt requested, addressed to the appropriate party at the addresses set forth below;
(b) overnight delivery with a nationally recognized and reputable air courier (with electronic tracking requested) addressed to the appropriate party at the addresses set forth below; (c) personal delivery to the appropriate party at the addresses set forth below; or (d) by confirmed facsimile or telecopier transmission to the appropriate party at the facsimile numbers set forth below and in such case of facsimile transmission, a copy must also be contemporaneously sent by one of the methods described in the preceding clause
(a), (b) or (c) of this Section (it being understood and agreed, however, that such Notice shall be deemed received upon receipt of electronic transmission). Any such Notice shall be deemed given upon receipt thereof, or, in case of any Notice sent pursuant to clause (a), (b) or (c) above, the refusal thereof by the intended receipt. Notwithstanding the foregoing, in the event any Notice is sent by overnight delivery or personal delivery and it is received (or delivery is attempted) during non-business hours (i.e., other than during 8:30 a.m. to 5:30 p.m. [EST/EDT] Monday through Friday, excluding holidays), then such Notice shall not be deemed to have been received until the next Business Day. Either party may designate a different address for receiving Notices hereunder by notice to the other party in accordance with the provisions of this Section
11.2. Further notwithstanding the foregoing, if any Notice is sent by either party hereto to the other and such Notice has not been sent in compliance with this Section but has in fact actually been received by the other party, then such Notice shall be deemed to have been duly given by the sending party and received by the recipient party effective as of such date of actual receipt.

(a)  If to Acquiror and Merger Sub:

                  Surgical Safety Products, Inc.
                  2018 Oak Terrace
                  Sarasota, Florida  34231
                  Attention:  G. Michael Swor
                  Facsimile:  (941)

with a copy to:

                  Mintmire & Associates
                  265 Sunrise Avenue, Suite 204
                  Palm Beach, Florida  33480
                  Attention:  Mercedes Travis, Esq.
                  Facsimile:  (561) 659-5371

(b)  If to the Company:

                  C5 Health, Inc.
                  One Sarasota Tower
                  2 North Tamiami Trail, Suite 608
                  Sarasota, Florida  34236
                  Attention:  Tim Novak
                  Facsimile:  (941) 953-6776

with a copy to:

                  Benjamin Rosenbaum, Esq.
                  General Counsel
                  C5 Health, Inc.
                  9813 Godwin Drive
                  Manassas, VA 20110
                  Facsimile:  703) 335-7863
or to such other address as either party shall have specified by notice in writing given to the other party. Notwithstanding anything in this Section to the contrary, any Notice delivered in accordance herewith to the last designated address of any person or party to which a Notice may be or is required to be delivered pursuant to this Agreement shall not be deemed ineffective if actual delivery cannot be made due to a change of address of the person or party to which the Notice is directed or the failure or refusal of such person or party to accept delivery of the Notice.

     11.3 Affiliates. Wherever used in this Agreement, the term "Affiliate" means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

ARTICLE XII

MISCELLANEOUS

     12.1 Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of all other parties hereto, which such consent may be granted or withheld in such other party's sole and absolute discretion. The rights and obligations of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.

     12.2. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 12.2 shall not limit any covenant or agreement contained in this Agreement that by its terms contemplates performance after the Effective Time.

     12.3. Schedules and Exhibits. All exhibits and schedules attached hereto (the "Exhibits") shall be construed with and deemed an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Exhibits shall be deemed to be disclosed for all purposes under this Agreement, and all references to this Agreement herein or in any such Exhibits shall be deemed to refer to and include all such Exhibits.

     12.4. Waiver. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. No waiver shall be effective unless in writing, and signed by the party or parties to which the performance of duty is owed. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other except as may be specifically limited herein.

     12.5. Independent. The parties agree that each of the covenants, clauses and provisions contained in this Agreement shall be deemed severable and construed as independent of any other covenant, clause or provision.

     12.6. Severability. If all or any portion of a covenant, clause or provision in this Agreement is held to be illegal, invalid, or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision, the remaining covenants, clauses and provisions shall remain valid and enforceable. In lieu of each covenant, clause or provision of this Agreement that is held to be illegal, invalid or unenforceable, there shall be added as a part of this Agreement a covenant, clause or provision as nearly identical as may be possible and as may be legal, valid and enforceable, and the parties expressly agree to be bound by any such added covenant, clause or provision as if the resulting covenant, clause or provision were separately stated in, and made a part of this Agreement. In the event any covenant, clause or provision of this Agreement is illegal, invalid or unenforceable as aforesaid and the effect of such illegality, invalidity or unenforceability is that either party no longer has the substantial benefit of its bargain under this Agreement and a covenant, clause or provision as nearly identical as may be possible cannot be added, then, in such event, such party may in its discretion cancel and terminate this Agreement provided such party exercises such right within a reasonable time after such occurrence.

     12.7. Entire Agreement. This Agreement contains and represents the entire and complete understanding and agreement concerning and in reference to the arrangement between the parties hereto. The parties hereto agree that no prior statements, representations, promises, agreements, instructions, or understandings, written or oral, pertaining to this Agreement, other than those specifically set forth and stated herein, shall be of any force or effect. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.

     12.8. Modifications and Amendments. This Agreement may not be, and shall not be construed to have been modified, amended, rescinded, canceled, or waived, in whole or in part, except if done so in writing and executed by the parties hereto.

     12.9. Time of Essence. The parties to this Agreement acknowledge and agree that time is of the essence with respect to the consummation of the transactions contemplated by this Agreement.

     12.10. Governing Law. The validity, interpretation and enforcement of this Agreement shall be governed by, and construed and enforced in accordance with the local laws of the State of Delaware without giving effect to its conflicts of laws provisions, and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

     12.11. Exclusive Jurisdiction; Venue. EACH PARTY HERETO AGREES TO SUBMIT TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF THE STATE AND/OR FEDERAL COURTS LOCATED IN SARASOTA COUNTY, FLORIDA, FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.

     12.12. Waiver of Jury Trial. AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

     12.13. Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement and that this Agreement has been fully reviewed and negotiated by the parties and their respective counsel. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself).

     12.14. Section Headings. The titles to the numbered sections in this Agreement and the ordering or position thereof are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretation of said covenants or provisions set forth herein.

     12.15. Counterparts. This Agreement may be executed by each party upon a separate counterpart, each of which shall be deemed an original, and in such case one copy of this Agreement shall consist of enough of such counterparts to reflect the signature of all of the parties to this Agreement. A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

     12.16. Attorneys' Fees. Notwithstanding Article X, in the event either party employs an attorney or brings an action against the other arising out of the terms of this Agreement, the "prevailing party" (whether such prevailing party has been awarded a money judgment or not) shall receive from the other party (and the other party shall be obligated to pay) the prevailing party's reasonable legal fees and "expenses" (including the fees and expenses of experts and para-professionals), whether such fees and expenses are incurred before, during or after any trial, re-trial, re-hearing, mediation or arbitration, administrative proceedings, appeals or bankruptcy or insolvency proceedings, and irrespective of whether the prevailing party would have been entitled to such fees and expenses under applicable law in the absence of this Section. Without limiting the generality of the foregoing, the term "expenses" shall include expert witness fees, bonds, filing fees, administrative fees, transcriptions, depositions or proceedings, costs of discovery and travel costs. The term "prevailing party" as used in this Section shall mean that party whose positions substantially prevail in such action or proceeding, and any action or proceeding brought by either party against the other as contemplated in this Section may include a plea or request for judicial determination of the "prevailing party" within the meaning of this Section. In the event neither party substantially prevails in its positions in such action or proceeding, the court may rule that neither party has so substantially prevailed, in which event each party shall be responsible for its own fees and expenses in connection therewith.

     12.17. Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that: (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

     12.18. Rules of Interpretation. Except as otherwise expressly provided in this Agreement, the following rules shall apply hereto: (a) the singular includes the plural and plural includes the singular; (b) "or" is not exclusive and "include" and "including" are not limiting; (c) a reference to any agreement or other contract includes any permitted supplements and amendments; (d) a reference to a section or paragraph in this Agreement shall, unless the context clearly indicates to the contrary, refer to all sub-parts or sub-components of any said section or paragraph; (e) words such as "hereunder", "hereto", "hereof", and "herein", and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof; (f) a reference in this Agreement to a "person" or "party" (whether in the singular or the plural) shall (unless otherwise indicated herein) include both natural persons and unnatural persons (including, but not limited to, corporations, partnerships, limited liability companies or partnerships, trusts, etc.); (g) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP; and (h) any reference in this Agreement to a "Business Day" shall include each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which national banks in Tampa, Florida are closed.

     IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger and Reorganization as of the date first set forth above.

                         SURGICAL SAFETY PRODUCTS, INC.

                             By:/s/ G. Michael Swor
                             -----------------------------------
                             G. Michael Swor
                             Chief Executive Officer

                         OIX, INC.

                             By:/s/ G. Michael Swor
                             -----------------------------------
                             G. Michael Swor
                             President


                         C5 HEALTH, INC.

                             By:/s/ Timothy S. Novak
                             -----------------------------------
                             Timothy S. Novak
                             President

Schedule 3.4               Capitalization

Schedule 3.8               Absence of Undisclosed Liabilities

Schedule 3.12              Title to Properties; Liens and Encumbrances

Schedule 3.13              Intellectual Property

Schedule 3.17              Consents

Schedule 4.5               Capitalization

Schedule 4.13              Title to Properties; Liens and Encumbrances

Schedule 4.18              Consents

Schedule 5.6               Employment Agreements